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400 Valley Drive
Brisbane, California 94005
415-715-3900

October 13, 2010

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders to be held on October 29, 2010 at 9:30 a.m. local time, at our executive offices located at 400 Valley Dr., Brisbane, California, 94005. I hope you will be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our company.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached and describe the matters to be acted upon by our shareholders.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please complete, date, sign and return the accompanying form of proxy. Your vote is important, regardless of the number of shares you own.

Sincerely yours,

Manny Mashouf
Chief Executive Officer and Chairman of the Board

400 Valley Drive
Brisbane, California 94005
415-715-3900
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 29, 2010

To Our Shareholders:

Notice is hereby given that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of bebe stores, inc., a California corporation (“we”, “bebe” or the “Company”), will be held on October 29, 2010, at 9:30 a.m. local time, at our principal executive offices located at 400 Valley Drive, Brisbane, California 94005 for the following purposes:

1.	To elect the five director nominees named in the Proxy Statement to hold office for a one-year term and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending July 2, 2011; and

3.	To transact such other business as may come properly before the meeting or any adjournment or postponement thereof.

Your Board of Directors recommends that you vote “FOR” the election of the director nominees listed in the Company’s Proxy Statement for the Annual Meeting under the section caption “Election of Directors” and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 2, 2011.

Shareholders of record at the close of business on September 24, 2010 are entitled to notice of, and to vote at, the meeting and adjournments or postponements of the meeting.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (1) (2)
OPTION EXERCISES AND STOCK VESTED
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTING FIRM FEES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

400 Valley Drive
Brisbane, California 94005

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the board of directors of bebe stores, inc., a California corporation, for use at our Annual Meeting of Shareholders to be held on October 29, 2010, or any adjournment or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

GENERAL INFORMATION

Annual Report
Our annual report on Form 10-K for the fiscal year ended July 3, 2010 is enclosed with this proxy statement.

Voting Securities
Only shareholders of record as of the close of business on September 24, 2010 will be entitled to vote at the meeting and any adjournment or postponement thereof. As of that date, we had 86,156,518 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting of Shareholders. Shareholders may vote in person or by proxy. Each shareholder of record is entitled to one vote for each share of stock held by him, her or it. Our bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

We are mailing this proxy statement, the accompanying proxy card and the accompanying annual report on Form 10-K for the fiscal year ended July 3, 2010 on or about October 13, 2010 to all shareholders entitled to vote at the Annual Meeting.

Broker Non-Votes
A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors.

Solicitation of Proxies
We will bear the cost of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket expenses. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies
All shares represented by a valid proxy received prior to the meeting will be voted, and where a shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted according to the specification made. If no choice is indicated on the proxy, except in the case of a broker non-vote, the shares will be voted in favor of the proposals. A shareholder giving a proxy has the power to revoke his, her or its proxy, at any time prior to the time it is voted, by delivering to our Legal Department, at our principal offices located at 400 Valley Drive, Brisbane, California 94005, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

Delivery of Proxy Statement
To reduce the expense of delivering duplicate voting materials to our shareholders who may have more than one bebe stock account in one household, with your consent and unless otherwise requested, we will only deliver one set of voting materials, which includes the proxy statement, proxy cards and the 2010 annual report on Form 10-K, to shareholders who share the same address.

If you share an address with another shareholder and have received only one set of voting materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate voting materials, or request that we send only one set of voting materials to you if you are receiving multiple copies, by calling our Legal Department at: (415) 715-3900, or by writing to us at: bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 29, 2010: this proxy statement and our 2010 Annual Report on Form 10-K are available on the Investors Relations page at www.bebe.com/b/2288217011.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors. At the recommendation of the board of directors’ Nominating and Corporate Governance Committee, the board of directors has designated five director nominees for election at the Annual Meeting of Shareholders. If elected, the nominees will serve as directors until our Annual Meeting of Shareholders in 2011, and until their respective successors are duly elected and qualified, or until their earlier resignation or removal. If a nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election, although management knows of no reason to anticipate that this will occur, the proxies may be voted for such substitute nominee the board of directors may designate.

Vote Required and Board of Directors’ Recommendation

If a quorum representing a majority of all outstanding shares of common stock is present, either in person or by proxy, the five nominees for director receiving the highest number of votes “for” will be elected. If no choice is indicated, the shares will be voted in favor of election. Broker non-votes will be counted as present for purposes of determining the presence of a quorum, but will not have an effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW.

Director Nominees

The table below sets forth our director nominees to be elected at this meeting, along with their age and current position, followed by a summary of background and business experience for each.

Name	Age	Position

Manny Mashouf	72	Chairman and Chief Executive Officer
Barbara Bass	59	Director
Cynthia Cohen	57	Lead Independent Director
Corrado Federico	69	Director
Caden Wang	58	Director

Manny Mashouf founded bebe stores, inc. and has served as Chairman of the Board since our incorporation in 1976. Mr. Mashouf served as our Chief Executive Officer from 1976 to February 2004 and reassumed the position in January 2009 and continues to serve in this capacity. As founder of the Company, and after serving as its Chief Executive Officer for 30 years, Mr. Mashouf has extensive knowledge of the Company’s history, management, operations and core customer. Mr. Mashouf’s wealth of industry and Company-specific knowledge, strategic vision and global approach to the business are instrumental in helping the board oversee the overall business and direction of the Company and make him uniquely qualified to sit on our board.

Barbara Bass has served as a director since February 1997. Ms. Bass also currently serves on the boards of directors of Starbucks Corporation and DFS Group Limited, a world-wide duty free retailing company. From 1993 to approximately 2007, Ms. Bass served as President of the Gerson Bakar Foundation, a charitable organization focusing primarily on the arts, medicine and education, and since 2007 has held the position of Chief Executive Officer. Since 2007, she has also served as Chief Executive Officer of the Achieve Foundation, which focuses primarily on education. From 1989 to 1992, Ms. Bass served as President and Chief Executive Officer of the Emporium Weinstock Division of Carter Hawley Hale Stores, Inc., a department store chain. Ms. Bass’ significant industry experience, including serving as Chief Executive Officer of a nationally recognized retailer, and her extensive experience serving on numerous boards, including that of a multinational, Fortune 500 company, provides the Company with valuable management, operational and strategic insights. Her work with, and commitment to, non-profit organizations also provides the Company with a perspective of social awareness. We believe Ms. Bass’ significant executive management, retail and board experience qualifies her to sit on our board.

Cynthia Cohen has served as a director since December 2003 and Lead Independent Director since January 2009. She also currently serves on the boards of directors of Steiner Leisure Ltd. and Equity One, Inc., as well as several Boards of privately held companies. Ms. Cohen serves on the Executive Advisory Board for the Center for Retailing Education and Research at the University of Florida and is founder and President of Strategic Mindshare, a strategy consulting firm. Prior to founding Strategic Mindshare in 1990, she was a Partner in Management Consulting with Deloitte & Touche LLP. Ms. Cohen has extensive consulting experience in retail strategy and brand management, along with a strong financial background, and has served on numerous boards of directors. We believe her strong, multi-faceted experience provides the Company with a valuable and highly relevant perspective and qualifies Ms. Cohen to sit on our board.

Corrado Federico has served as a director since November 1996. From approximately 1997 through 2008, Mr. Federico served on the Board of Directors for Hot Topic, a publicly traded retail company. Mr. Federico was President of Solaris Properties until December 2008 and has served as the President of Corado, Inc., a land development firm, since 1991. From 1986 to 1991, Mr. Federico held the position of President and Chief Executive Officer of Esprit de Corp, Inc., a wholesaler and retailer of junior and children’s apparel, footwear and accessories. We believe Mr. Federico is qualified to sit on our board because of his executive management experience, including successfully serving as Chief Executive Officer of a prominent and multi-national apparel company, as well as his board experience, which provide the Company with valuable insights into operations, management and brand focus.

Caden Wang has served as a director since October 2003. Since 2005, Mr. Wang has also served on the board of directors of Leapfrog Enterprises, Inc. From 1999 to 2001, Mr. Wang served as Executive Vice President and Chief Financial Officer of LVMH Selective Retailing Group, which included international retail holdings such as DFS, Sephora, and Miami Cruiseline Services. Mr. Wang previously served on the board of directors of Fossil, Inc. and as Chief Financial Officer for travel retailer DFS and retail companies Gumps and Cost Plus. Mr. Wang has significant strategic, international and finance experience, serving as Chief Financial Officer for multinational companies. He has also served on numerous boards of directors. Mr. Wang is our board’s financial expert and provides valuable managerial, accounting and audit guidance, which we believe qualifies him to sit on our Board.

Independence

The board of directors has determined that each of Barbara Bass, Cynthia Cohen, Caden Wang and Corrado Federico is independent for purposes of the Nasdaq Listing Rules.

Director Compensation

Our non-employee directors are paid a fee of $4,000 for each meeting of the board of directors that they attend in person and $750 for the third and subsequent telephonic meetings of the board of directors that they attend during a fiscal year. For each meeting attended of the Audit Committee, committee members are paid $1,250 and the chairman of the committee is paid $3,000. For each meeting attended of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee, committee members are paid $1,250 and the Chairman of the committee is paid $2,500. For each meeting attended of a Special Committee, the Chairman and committee members are each paid $1,250. In January 2009, the Company appointed a Lead Independent Director who was paid $1,000 per month until June 2010 and thereafter $5,000 per fiscal quarter. We also reimburse all directors for their expenses incurred in attending meetings and, up to $2,000 per year, for their expenses incurred toward continuing board education.

In fiscal 2010, each of our non-employee directors received a restricted stock unit award of 3,902 shares. The number of shares was calculated in advance; using the Black-Scholes value methodology, to represent approximately $25,000 in value based on the closing price of our common stock on the date of the 2009 Annual Meeting of Shareholders and was awarded that same day. These awards vest one year after the award date if the director remains a board member through the would-be vesting date. Each restricted stock unit represents a right to receive a share of stock on a date determined in accordance with the provisions of our 1997 Stock Plan, as amended, and the participant’s restricted stock unit agreement.

In addition, during fiscal 2010, we granted each non-employee director an option to purchase 57,788 shares of our common stock, the number of shares was calculated to represent approximately $150,000 in value based on the closing price on the day of the 2009 Annual Meeting of Shareholders and was awarded that same day. These awards vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant.

Fiscal 2010 Total Director Compensation

					Change in
					Pension Value
					and Nonqualified
	Fees earned			Non-Equity	Deferred	All Other
	or Paid in	Stock	Option	Incentive Plan	Compensation	Compensation
Name(1)	Cash ($)	Awards ($)(2)	Awards ($)(3)	Compensation	Earnings ($)	($)	Total ($)

Barbara Bass	$41,000	24,107	102,326	-	-	-	167,433
Cynthia Cohen	$62,500	24,107	102,326	-	-	-	188,933
Corrado Federico	$43,500	24,107	102,326	-	-	-	169,933
Caden Wang	$53,250	24,107	102,326	-	-	-	179,683

(1)	The Chairman of the Board and Chief Executive Officer, Manny Mashouf, is not included in this table as he receives no compensation in his capacity as director, but rather is compensated in his capacity as our chief executive officer. For further information about executive officer compensation, see COMPENSATION DISCUSSION AND ANALYSIS and accompanying tables and charts.

(2)	The amounts listed in this column are the aggregate grant date fair values of all restricted stock unit awards granted in fiscal 2010, determined in accordance with FAS 123(R) and Accounting Standards Codification (ASC) Topic 718. Assumptions used to calculate the values of the stock awards are set forth under footnote 12 in our Form 10-K filing for the fiscal year ended July 3, 2010. In fiscal 2010, each non-employee director was granted a restricted stock unit award of 3,902 shares with a grant date fair value of $23,782 (or $6.09 per unit).

At the end of fiscal 2010, each listed director held 3,902 restricted stock units, all of which will vest, assuming continuing board member status, within 60 days of October 1, 2010.

(3)	The amounts listed in this column are the aggregate compensation cost of all options recognized by us in fiscal 2010, determined in accordance with FAS 123(R) and Accounting Standards Codification (ASC) Topic 718. Assumptions used to calculate the values of the stock option awards are set forth under footnote 12 in our Form 10-K filing for the fiscal year ended July 3, 2010. In fiscal 2010, each non-employee director was granted options to purchase 57,788 shares of our common stock with a grant date fair value of $149,012 (or $2.58 per share).

The grant date and grant date fair value computed in accordance with FAS 123(R) for each award subject to this entry, and for each director, is as follows: November 18, 2005 – $162,047; November 17, 2006 – $145,137; November 16, 2007 – $148,582; November 5, 2008 – $162,819; and November 3, 2009 – $149,012. The incremental fair value, for those new shares received related to their participation in the option exchange program (as further described in footnote 2 of the OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END chart below), computed as of the repricing date, in accordance with FAS 123(R) for each such grants is as follows: November 18, 2005 – $7,657; November 17, 2006 – $0; and November 16, 2007 – $0.

The number of stock options held by each listed director at the end of fiscal 2010 is as follows: Barbara Bass – 69,476 (vested) and 168,833 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2010); Cynthia Cohen – 35,726 (vested) and 168,833 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2010); Corrado Federico – 61,039 (vested) and 168,833 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2010); and Caden Wang – 28,133 (vested) and 168,833 (unvested, which include options which are scheduled to vest within 60 days of October 1, 2010).

CORPORATE GOVERNANCE MATTERS

Board Meetings

During the fiscal year ended July 3, 2010, the board of directors held 11 meetings. Each director serving on our board in fiscal year 2010 attended at least 80% of the meetings of the board of directors and the committees on which he or she serves.

Audit Committee

The members of the Audit Committee are Cynthia Cohen, Corrado Federico and Caden Wang (Chairman). Our board of directors has determined that Mr. Wang is an audit committee financial expert, as defined by the rules of the SEC.

The primary purpose of the Audit Committee is the oversight of the integrity of the financial reports and other financial information provided by us to any governmental body or to the public and the oversight of our compliance with legal and regulatory requirements. The Audit Committee is responsible for the engagement, retention, compensation and oversight of our independent registered public accounting firm, including (1) review of their qualifications, independence and performance, and (2) the review and approval of the fee arrangements and terms of engagement, including the planned scope of the audit as well as any non-audit services that may be performed by them. The Audit Committee is responsible for reviewing with management and our auditors the adequacy of internal financial controls, reviewing our critical accounting policies and the application of accounting principles, reviewing and approving any related party transactions and preparing any related report required by the rules of the SEC.

During the fiscal year ended July 3, 2010, the Audit Committee held seven meetings.

Our board of directors has determined that each member of the Audit Committee is independent for purposes of the Nasdaq Listing Rules.

Compensation and Management Development Committee

The members of the Compensation and Management Development Committee (Compensation Committee) are Barbara Bass (Chairperson), Cynthia Cohen and Corrado Federico.

The Compensation Committee is responsible for discharging the board of directors’ responsibilities relating to compensation and benefits of our Chief Executive Officer, our other named executive officers and certain other of our employees as may be determined by the Compensation Committee. It is also responsible for overseeing and approving our compensation policies and practices and preparing any related report required under the rules and regulations of the SEC. In carrying out these responsibilities, the Committee reviews all components of executive officer compensation in the context of its compensation philosophy. In addition, the Compensation Committee is responsible for overseeing the development and implementation of management development plans and succession practices to ensure that we have sufficient management depth to support our continued growth and the talent needed to execute long term strategies in the event that one or more members of senior management retire or otherwise leave bebe.

During the fiscal year ended July 3, 2010, the Compensation Committee held four meetings.

Our board of directors has determined that each member of the Compensation Committee is independent for purposes of the Nasdaq Listing Rules.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or was during fiscal 2010, an officer or employee of ours or any of our subsidiaries or was formerly an officer of ours or any of our subsidiaries. No member of the Compensation Committee is, or was during fiscal 2010, an executive officer of another company whose board of directors has a comparable committee on which one of our executive officers serves.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Barbara Bass, Cynthia Cohen (Chairperson), Corrado Federico and Caden Wang.

The responsibilities of the Nominating and Corporate Governance Committee are to identify individuals qualified to become members of our board of directors; recommend to our board of directors director nominees for each election of directors; develop and recommend to our board of directors criteria for selecting qualified director candidates; consider committee member qualifications, appointment and removal; recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to bebe and provide oversight in the evaluation of our board of directors and each of its committees.

The Nominating and Corporate Governance Committee is also charged with the responsibility, in conjunction with the Compensation Committee, of evaluating the performance of the Chief Executive Officer and providing feedback to the Chief Executive Officer with respect to such evaluation. The Nominating and Corporate Governance Committee is also to perform any other activities consistent with its charter, the Company’s bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

During the fiscal year ended July 3, 2010, the Nominating and Corporate Governance Committee held eight meetings.

Our board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent for purposes of the Nasdaq Listing Rules.

Director Nominations

Consistent with its charter, the Nominating and Corporate Governance Committee will evaluate and recommend to our board of directors director nominees for each election of directors.

Director Qualifications

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size and composition of our board of directors and its committees;

•	the perceived needs of our board of directors for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other members of our board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to look at a pool of candidates who are diverse in quality work experience, skills, background, perspective and profession in order to help ensure a board of directors derived from high quality business and professional experience and varied in perspectives, backgrounds and skills. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our shareholders. They must also have an inquisitive nature, objective perspective and mature judgment.

Board members are expected to prepare for, attend and participate in all board and applicable committee meetings. They are also expected to visit our stores regularly and keep abreast of industry trends. Director candidates must be willing and have sufficient time available, in the judgment of the Nominating and Corporate Governance Committee, to perform all board and committee responsibilities.

The company has no formal policy regarding “diversity” on the board, but the Nominating and Corporate Governance Committee seeks candidates without regard to race, color, gender or national origin. While not implying a diversity policy in any area, the Company notes that in both 2008 and 2009, UC Davis’ Graduate School of Management recognized bebe stores, inc. as being one of the Top 5 companies in California regarding percentage of women as executives and directors.

Other than the foregoing, there is no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of bebe and its shareholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the board should meet the criteria for an “audit committee financial expert” as defined by SEC rules. The Nominating and Corporate Governance Committee also believes is appropriate for one or more key members of bebe’s management to participate as members of the board.

Throughout the fiscal year ended July 3, 2010, a majority of the members of the board were independent for purposes of the Nasdaq Listing Rules.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Corporate Governance Committee annually evaluates the current members of our board of directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, shareholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the board consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

Relating to any recommendation for director nominee proposed by a shareholder; in order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees as it pertains to the next annual meeting of shareholders; such recommendation submitted by a shareholder must be sent in writing to the Corporate Secretary, bebe stores, inc., 400 Valley Drive, Brisbane, CA 94005, at least 120 days prior to the anniversary of the date the proxy statement was mailed to shareholders in connection with the prior year’s annual meeting of shareholders and should contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•	a description of the candidate’s qualifications, skills, background and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, our bylaws permit shareholders to nominate directors for consideration at an annual meeting. For more information, see below SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING below.

All directors and director nominees submit a completed directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominees submitted by directors, management and shareholders consistently using the criteria stated in this policy and will select the nominees that, in the Nominating and Corporate Governance Committee’s judgment, best suit the needs of the board of directors at that time.

Committee Charters and Other Corporate Governance Materials

Our board of directors has adopted charters for its Audit, Compensation and Management Development, and Nominating and Corporate Governance Committees. Our board of directors has also adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. In addition, it has adopted Corporate Governance Principles and Practices for the board of directors that address the composition of the board, criteria for board membership and other board matters. Links to these materials are available on our website, www.bebe.com, under “Corporate Governance.”

Board Leadership Structure

Combination of roles of Chairman of the Board and Chief Executive Officer

The Company is currently led by Mr. Mashouf, who serves as both Chairman of the Board and Chief Executive Officer. The board believes this structure is appropriate at this time, given the current Chairman and Chief Executive Officer’s extensive experience in the industry and unsurpassed knowledge of our company culture and bebe’s customer. The board believes this structure allows Mr. Mashouf to effectively apply his industry knowledge, talent and experience to the oversight if the business’ day-to-day management. Such combination also serves to provide clear company leadership and a consistent message throughout the organization, thus avoiding the confusion which sometimes occurs where there are multiple sources of direction.

The board believes this structure is especially desirable when used in conjunction with outside directors of significant industry experience, who have also managed on an executive level and/or served on boards of significant and industry related companies, as is the case with the current board members,

Complementing Mr. Mashouf on the board are four well qualified, non-management directors, all of whom are independent. In order to further strengthen the governance structure, the Company also appointed a Lead Independent Director in 2009. Each board committee is chaired by an experienced, independent director. The independent directors meet separately and frequently in executive sessions without the Chief Executive Officer or representatives of management present. Each such meeting is chaired by the Lead Independent Director and may be called by any independent director.

For the reasons stated above, the board believes this is an effective structure for the Company, striking a balance between experienced and consistent leadership and strong, effective oversight of the Company’s business affairs.

Board and Management Role in Risk Oversight

The board and its committees play an important role in overseeing management’s identification, assessment, and mitigation of risks that are material to us.

As discussed above under CORPORATE GOVERNANCE MATTERS, Audit Committee, the Audit Committee assists the Board in its oversight responsibility relating to our systems of internal controls, legal and regulatory compliance, and audit, accounting and financial reporting processes.

As discussed below in the COMPENSATION DISCUSSION AND ANALYSIS, the Compensation Committee oversees the management of risks relating to our compensation programs.

After a thorough review of the Company’s compensation practices, the Compensation Committee believes that the Company’s compensation practices do not include risk-taking incentives and do not have a material adverse effect on the Company. Rather, the Compensation Committee has advocated, and the Company has engaged in, practices which serve to encourage longer term goals and provide less incentive for short-term risk-taking, such as:

(1)	aligning compensation opportunities with the long-term Company and shareholder interests through the use of stock options that feature: (a) vesting over a relatively long period, (b) vesting at an increasing yearly rate which encourages long-term planning and execution and (c) multiple grants so that there are multiple and overlapping vesting periods, helping to ensure that one period is not significantly more important to an individual than another;

(2)	incentives based on achieving profit rather than signings or revenue targets; and

(3)	a mix of cash and equity compensation components.

The Compensation Committee also believes none of the Company’s business units have compensation that is structured differently from other business units or has compensation which is a significant percentage of the unit’s revenue.

As described above in CORPORATE GOVERNANCE MATTERS, Nominating and Corporate Governance Committee, the Governance Committee oversees risks associated with corporate governance, business conduct and ethics.

Additionally, during the fiscal fourth quarter of 2010, the Governance Committee asked management to conduct an Enterprise Risk Assessment and report back with its findings for board review and comment. Management, led by its Senior Manager Internal Controls and its General Counsel, and assisted by an outside consultant, reviewed risks previously disclosed by the Company, compiled risks disclosed by our competitors in the industry and conducted interviews with leaders from all the Company’s critical departments in order to ascertain what the material risks of our business were. Management completed the review, identified the material risks to the business, organized them by both severity and likelihood and is presenting its findings at the next board meeting. The board intends to review and assess the results and risks presented and advise as necessary. In the meantime, management is addressing the immediate and well known risks, to the extent not already addressed, within our officers’ and employees’ goals for the upcoming fiscal 2011 year.

Certain Relationships and Related Transactions

Our Audit Committee monitors and reviews related party transactions for potential conflicts of interest and other potential improprieties. In doing so, the Audit Committee applies our Code of Business Conduct and Ethics, which provides that directors, officers and all other employees are expected to avoid any situation in which personal, family or financial interests conflict or even appear to conflict with our interests. The Corporate Governance Principles and Practices of our board of directors requires that a director who has any concerns about a potential conflict of interest shall consult with the board in advance of taking any action, position or interest which might conflict with his or her duties to us.

Manny Mashouf is the uncle of Hamid Mashouf, our Vice President, Information Systems and Technology. In fiscal 2010, Hamid Mashouf received a salary of approximately $225,000. In addition Hamid Mashouf is eligible to receive stock options in accordance with our compensation policies for our officers.

Except as disclosed above or otherwise disclosed in this proxy statement, during the fiscal year ended July 3, 2010, there was not any, nor is there any currently proposed transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any executive officer, director or holder of more than 5% of any class of our voting securities, or members of that person’s immediate family, had or will have a direct or indirect material interest.

We have entered into indemnification agreements with each of our executive officers and directors. Such indemnification agreements require us to indemnify these individuals to the fullest extent permitted by law.

 Communications with Directors

Shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Board of Directors
c/o Corporate Secretary
bebe stores, inc.
400 Valley Drive
Brisbane, CA 94005
Facsimile: 415-657-4424
Email: lsmith@bebe.com

The Corporate Secretary will maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication relates to commercial matters not related to the shareholder’s stock ownership, as determined by the Corporate Secretary in consultation with legal counsel. The board of directors or individual directors so addressed shall be advised of any communication withheld for safety, security or other reasons as soon as practicable.

We will make every effort to schedule our annual meeting of shareholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. We believe that annual meetings provide an opportunity for shareholders to communicate with directors. Last year, all of our directors attended our annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Compensation Committee’s compensation philosophy is to pay its executives for performance, to align their Total Direct Compensation (as defined below) to shareholder value and to offer and maintain competitive compensation packages in order to attract and retain well qualified executives.

Accordingly, an executive’s cash compensation components (made up of Base Salary and Incentive Cash Compensation (or Bonus)) is generally targeted below the median of salaries among our peer competitive companies doing business within the apparel and specialty retail industry and the long term compensation components (made up of Stock Options and/or Restricted Stock Units) are used to bring an executive’s Total Direct Compensation to approximately the median of Total Direct Compensation levels among such peer companies. Total Direct Compensation and each compensation component therein is identified and further discussed below.

The Compensation Committee meets to consider, establish and/or approve the compensation of our Chief Executive Officer and other executive officers on an annual basis, or at the time of hire, promotion or other change in responsibilities.

In order to assist the Compensation Committee in determining appropriate levels of compensation for our executive officers, the Compensation Committee engages a compensation consultant, who provides the Committee with certain compensation surveys. These surveys identify and analyze compensation awarded to CEOs and other executive officers at peer competitive companies and also compare our one and three year financial performance against that of our peer competitive companies, generated over generally the same period.

For each of fiscal years 2009 and 2010, the Compensation Committee engaged the compensation consultant Towers, Perrin, Forster & Crosby (“Towers Perrin”) and for fiscal year 2011 it engaged Towers Watson & Co. (“Towers Watson” – the company resulting from the recent merger of Towers Perrin and Watson Wyatt Worldwide, Inc. (“Watson Wyatt”)). Towers Perrin provided compensation and performance information from sixteen (16) companies doing business within the apparel and specialty retail industry for fiscal 2009 and 2010 review purposes and Towers Watson provided such information from twenty (20) such companies for 2011 review purposes. These companies are referred to throughout this section as “Benchmark Companies” and include, for 2009 and 2010 review purposes, Guess?, Inc., Chicos FAS, Inc., Gymboree Corp., Urban Outfitters, Inc., Aeropostale Inc., Buckle, Inc., Cache, Inc., Charlotte Russe Holding Inc., Christopher & Banks Corp., Coldwater Creek Inc., Dress Barn Inc., Hot Topic Inc., Jos. A. Bank Clothiers Inc., Pacific Sunwear of California Inc., Tween Brands Inc., and Wet Seal Inc. For 2011 review purposes, and in an effort to improve the quality of comparative analysis, the list previously used was modified to exclude certain comparatively larger revenue companies (including Aeropostale, Inc., Chico’s FAS Inc., Guess? Inc., Urban Outfitters, Inc., Charlotte Russe Holding, Inc., and Tween Brands) while adding certain similar sized revenue companies (including Casual Male Retail Group, Inc., Cato Corp., Destination Maternity Corporation, Finish Line, Inc., New York & Company Inc., rue21, Inc., Shoe Carnival Inc., Stage Stores Inc., Stein Mart Inc., and The Talbots Inc.

The Committee then compared each of our executive officer’s base, bonus, long-term compensation and Total Direct Compensation to those components awarded to similar positions at the Benchmark Companies, as available. The Committee used the surveys for guidance only and did not apply them rigidly.

The most recent survey provided by our compensation consultant compared our financial results and performance from fiscal year 2010 (ending July 3, 2010) in categories of net sales, net income, total shareholder return and market value to the most recent and publicly available numbers in the same categories taken from the Benchmark Companies. Due to the fact that Benchmark Companies and bebe publicly report their results and compensation details at different times throughout any given year, it is not possible to compare numbers for the identical periods of time. When comparing our fiscal year 2010 numbers to those reported by the Benchmark Companies during the previous year (as of January 2010), our numbers compared and ranked as follows:

	bebe results	Percentile	Percentile	Percentile
	yr. ended 7/3/10	Rank	1-Yr Growth Rank	3-Yr Growth Rank

Total sales	$509	15
Sales 1-yr growth	(16)%		13
Sales 3-yr growth	(9)%			4
Income	$(5)	29
Income 1-yr growth	N/A		N/A
Income 3-yr growth	N/A			N/A
Market Value	$596	50
Total Shareholder Return 1-yr	(1)%		16
Total Shareholder Return 3-yr	(23)%			13

Numbers listed with $ are in millions; numbers listed with% are compounded annual growth rates; market value and shareholder return numbers are as of 6/15/10. Entries identified with N/A were not calculated by Towers Watson due to the fact the starting income number for the year was a negative number (loss).

Towers Watson did not perform any other services for us during the fiscal year and the total amount the Company paid Towers for the consulting work described above during fiscal 2010 was approximately $42,000, which, based on a review of Watson Wyatt’s Form 10-K filed for the fiscal year ended June 30, 2009, does not represent a significant percentage of its revenues. The Company is unaware of any personal relationship between Towers Watson and any member of our Compensation Committee nor does it believe Towers Watson owns any bebe stock.

Total Direct Compensation

Total Direct Compensation is the sum of base salary, incentive cash (bonus) and long-term compensation, currently delivered through stock option and/or restricted stock unit awards. The Compensation Committee considers a number of factors when determining the amount of Total Direct Compensation to award executive officers each year. These factors include: individual performance; performance of the overall business as well as the relevant individual business unit(s); recommendations from both management and the committee’s compensation consultant; competitive market data for the previous one and three year periods; broad trends in executive compensation; retention considerations; and internal pay equity. Again, per our Compensation Philosophy, we generally endeavor to bring our executives’ Total Direct Compensation levels to approximately the median of Total Direct Compensation levels found for similar positions in our Benchmark Companies, while the Compensation Committee retains discretion to set an individual’s Total Direct Compensation at either below or above such median as it deems warranted.

Management Changes

Barbara Wambach, who held a number of positions within the Company including Chief Administrative Officer, retired from the Company effective June 4, 2010. While she was no longer employed with the Company as of the end of the fiscal year, Ms. Wambach is included in the below SUMMARY COMPENSATION TABLE and other related tables as she would have qualified as a Named Executive Officer for fiscal 2010 had she been employed at the end of the fiscal year.

Compensation Components

Base Salary

In determining base salaries, the Compensation Committee reviews a number of factors including: the ranges of base salary for similar positions paid within the apparel retail industry; individual performance during the prior year; and the level, size and complexity of responsibility of the position.

In aiding with its assessment of individual performance for each executive officer, (except that of the Chief Executive Officer), the Compensation Committee reviews recommendations from the Chief Executive Officer who annually evaluates the performance of the other executive officers. Regarding the Chief Executive Officer, the Compensation Committee assesses his or her prior year performance over the previous year and places weighted emphasis on our financial performance, his or her specific expected contributions, and data taken from the compensation surveys.

Again, the combination of an executive’s base salary and incentive cash compensation is generally set below the median salary and bonus for a comparable position at the Benchmark Companies.

Incentive Cash Compensation

We maintain a cash bonus plan (“Cash Incentive Plan”) to reward certain of our employees for their contribution to our success and to provide incentive for them to help maximize our profitability.

Total Award Percentage

For fiscal 2010, the Compensation Committee adopted a Cash Incentive Plan where each eligible participant may receive an annual bonus equal to a certain percentage of his or her base salary (the percentage defined as “Total Award Percentage”). The particular Total Award Percentage established by the Compensation Committee for each executive officer ranges from 30% to 100%, based on the officer’s level of responsibility and comparative data taken from compensation surveys, generally with greater percentages applicable to the more senior executive officers. In fiscal 2010, the Total Award Percentage available by position included: 100% for the Chief Executive Officer; 60% for the Chief Operating Officer/Chief Financial Officer and the Chief Administrative Officer (who during the fiscal year was transitioned to President bebe.com and Marketing); 50% for internal grade 14 employees (including the Senior Vice President, Stores and Senior Vice President, General Counsel); 40% for the Chief Merchandising Officer however, per the terms of her offer letter dated June 24, 2009, $135,000 of the bonus is guaranteed; and 30% for certain other officers (none of which are Named Executive Officers).

Bonus Gates

Despite anything else described in this Incentive Cash Compensation section, there are certain threshold requirements (“Bonus Gates”) which must be met before a named executive officer, or any other employee eligible to participate in the Cash Incentive Plan, would be entitled to any cash incentive payout whatsoever.

Some Bonus Gates are consistently applied for all eligible participants and some Bonus Gates will vary depending on the particular position at issue. The consistently applied Bonus Gates include the requirement that the individual is employed with the Company at the time bonuses are paid out (which occurs approximately 75 days after the end of a fiscal year) and an individual must receive a “meets” or better on his/her year end performance evaluation. Bonus Gates which vary depending on the position involved are described further below and are generally applied as follows: executives who have a greater impact on particular divisional performance will be prescribed Bonus Gates having to do with divisional specific performance goals, such as divisional operational income; executives who have a greater impact on the overall company performance will be prescribing Bonus Gates having to do with overall company performance, such as company net earnings.

Components of Total Award Percentage

For fiscal 2010, the Total Award Percentage would be earned based on the successful achievement, and as further described below, of one or both of the following components:

(1) objectives referred to herein as Management Bonus Objectives (or “MBOs”); and/or

(2) our achievement of certain targets of company net income or earnings (“Target Earnings”).

The target for each component or goal for each executive officer is proposed by Management and reviewed, revised (as appropriate) and approved by the Compensation Committee. The applicability and weight of each of these components is similarly reviewed and set by the Compensation Committee and may vary depending on the individual’s particular position. For example, executive divisional heads will have a significant portion of their Total Award Percentage tied directly to divisional income or performance and those executives with positions having more direct effect on Target Earnings will have more (or all) of their Total Award Percentage weighted on our meeting Target Earnings goals.

In fiscal 2010, the exact weight of each component making up the Total Award Percentage for each named executive officers was as follows:

Mr. Manny Mashouf (Chief Executive Officer), Mr. Walter Parks (Chief Operating Officer and Chief Financial Officer) and Mr. Lawrence Smith (Senior Vice President, General Counsel) - 100% based on Target Earnings;
Ms. Barbara Wambach (who began the fiscal year as Chief Administrative Officer and, on February 21, 2010, transitioned to President, bebe.com and Marketing) - started the fiscal year at 100% based on Target Earnings and upon transition changed to 60% MBOs and 40% Target Earnings;
Ms. Kathleen Lee (Chief Merchandising Officer) - 60% based on MBOs and 40% based on Target Earnings; and
Ms. Susan Powers (Senior Vice President, Stores) - 30% based on MBOs, and 70% based on Target Earnings.

Personal Goals or “MBOs”

At the beginning of each year, each executive officer submits his or her own proposed personal goals which (with the exception of those submitted by the Chief Executive Officer) are reviewed and/or initially revised by the Chief Executive Officer, supervisory executive management member(s), or the Compensation Committee itself, as appropriate. Then, in consultation with the Chief Executive Officer (and/or the appropriate supervisory executive management member), the Compensation Committee reviews, revises (as appropriate) and approves the final individual goals for each executive officer. Regarding the Chief Executive Officer, he or she submits his or her own proposed personal goals directly to the Compensation Committee for review, appropriate revision and ultimate approval.

Once approved by the Compensation Committee, and for those whose Total Award Percentage is based at least in part on MBOs, certain chosen personal goals of the executive become that executive’s MBOs. (Those personal goals not chosen as MBOs will remain merely personnel goals and will make up the group of goals against which the officer will be reviewed in determining whether he/she will receive a “meets” or better in his/her year-end performance evaluation - see discussion in Bonus Gates above.) Depending on the particular position held, examples of such MBOs might include: total corporate or divisional comparative sales; comparable store sales, either for all company stores or division specific; operating income; comparative gross margin dollars; inventory shrink; and other goals the Compensation Committee determines as appropriate to the individual. In addition, for certain positions in higher levels of management (including some of our executive officers), MBOs may also include performance targets that relate to company revenue or operating income and other corporate performance results.

In fiscal 2010, the MBOs for the following Named Executive Officers were as follows:

Ms. Wambach - started the year with Company net earnings equal or greater than $40 million which changed with her role transition to bebe.com divisional income of equal to or greater than $23.1 million;
Ms. Powers - operating profit equal to or greater than $54.3 million for all division stores; and
Ms. Lee - operating income equal to or greater than $51.6 million for the bebe division.

There were no MBOs for the remaining Named Executive Officers as 100% of their Total Award Percentage was based on certain Target Earnings - see Minimum Target and Par Target described below.

At the end of a fiscal year, and in consultation with the Chief Executive Officer (and/or supervisory executive management member as may be appropriate), the Compensation Committee will compare the performance of each relevant executive against his or her MBOs. If the Compensation Committee determines that one or more of the executive’s MBOs was not met, the executive is not eligible for any component of the Total Award Percentage. However, if the Compensation Committee determines that all of the individual’s MBOs were achieved, and so long as no other factor discussed herein would make the individual ineligible, then (1) the portion of potential Total Award Percentage assigned/weighted to his/her MBOs, is payable and (2) that individual would be eligible for the remaining components of the Total Award Percentage, or a portion thereof, as follows.

Remaining Components (non-MBOs)

If the Compensation Committee determines that the relevant individual’s MBOs were achieved, each remaining component (or “non-MBOs”) of that individual’s potential Total Award Percentage would be earned and payable only to the extent that such component’s objective or target is met.

For those Named Executive Officers with no MBOs and whose Total Award Percentage is weighted 100% to Target Earnings, and assuming no other factor discussed herein would otherwise make the individual ineligible, the Compensation Committee will compare the company’s actual net income results against the net income goal established to determine if those Named Executive Officers’ bonuses are payable.

Additionally, there are two dynamics which apply specifically regarding the Target Earnings component. First, the Compensation Committee sets a certain minimum company earnings level (“Minimum Target”). Should the Company fail to achieve at least the Minimum Target, then those executives whose Total Award Percentage is tied exclusively to Target Earnings shall not be entitled to any bonus and those executives whose Total Award Percentage is split by some proportion between Target Earnings and MBOs or other components shall lose eligibility for the portion of bonus which is tied to Target Earnings. In the case of fiscal 2010, the Compensation Committee set the Minimum Target of $40 million and a par Target Earnings goal of $50 million (“Par Target”), which for reference purposes compares to the Company’s 2009 EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization) of $37 million. Both the Minimum Target and Par Target are highlighted in bold in the chart below and referenced as footnotes 1 and 2. Second, if at least the Minimum Target is achieved, a multiplication factor found on a sliding scale of between 50% and 200% (as shown in the modifier column from between 0.5 to 2.0 and depending on the actual level of earnings achieved) shall be used to modify at least some portion of the individual’s bonus, as the following chart and subsequent discussion further explains.

EBITDA				COO/CFO,
(in		Modifier	CEO	CAO, Div.		Grade	Grade	Grade
000,000)				Pres.	CMO	14	13	9-12

40.00	(1)	0.50	50%	30%	20%	25%	15%	10%
45.00	(2)	0.75	75%	45%	30%	38%	23%	15%
50.00	(3)	1.00	100%	60%	40%	50%	30%	20%
50.50		1.08	108%	65%	43%	54%	32%	22%
52.00		1.16	116%	70%	46%	58%	35%	23%
53.00		1.24	124%	74%	50%	62%	37%	25%
54.00		1.32	132%	79%	53%	66%	40%	26%
55.00		1.40	140%	84%	56%	70%	42%	28%
56.00		1.48	148%	89%	59%	74%	44%	30%
57.00		1.56	156%	94%	62%	78%	47%	31%
58.00		1.64	164%	98%	66%	82%	49%	33%
59.00		1.72	172%	103%	69%	86%	52%	34%
60.00		1.80	180%	108%	72%	90%	54%	36%
61.00		1.88	188%	113%	75%	94%	56%	38%
62.00		1.96	196%	118%	78%	98%	59%	39%
62.50	(4)	2.00	200%	120%	80%	100%	60%	40%

(1)	50% pay-out based on 40mm

(2)	75% pay-out based on 45mm

(3)	Par pay-out based on 50mm

(4)	200% pay-out based on 25% achievement over Par

The first column (labeled “EBITDA in 000,000”) contains various potential EBITDA results. The actual row that will apply will be determined by the Company’s actual 2010 EBITDA. For example, the row starting with the 50.00 million EBITDA number (bolded, 3rd row down) is the row that will apply if we achieved 100% of the Par Target ($50 million). The second column (labeled “modifier”) is the number which will be multiplied against an individual’s Total Award Percentage, the quotient of which will be the new potential Total Award Percentage available for that person.

Upon verification of actual year-end company earnings for the year, the Compensation Committee would scroll down the 1st column and identify such earnings number and, using the same row containing that earnings number, would scroll across to find the correlating Total Award Percentage in the far right box on the applicable to whichever position is at issue (positions noted on the top of the box). The Compensation Committee would then take that correlated percentage number from the far right box, which now becomes the revised Total Award Percentage, and multiply it against the individual’s base salary. The result will be the new total dollar amount available for potential bonus. Such amount will then be divided into its one or two component amounts based on the relative component weights assigned to that individual by the Compensation Committee (discussed in Incentive Cash Compensation, Components of Total Award Percentage above). Once the one or two component amounts are ascertained, the Compensation Committee will then determine which of the components were successfully achieved and pay out the amount(s) pertaining to the component(s) successfully achieved.

By way of example, and using the chart above, we look at the Senior Vice President, Stores position which, as a grade 14, has a 50% bonus potential and, with a Bonus Gate weighted towards the corporate net earnings, has a component allocation of 70% based on Target Earnings and 30% based on divisional income. We will also apply a hypothetical scenario where: (1) his/her base salary is $300,000; (2) the company achieved (and exceeded) its net income goal, earning $52 million: (3) he/she did not achieve her MBO(s): (4) he/she did achieve a year-end performance review of “meets” or better: and (5) he/she was employed at the time year-end bonuses were paid out. This level of company earnings would engage the chart in the 5th row. Scrolling to the right, the modifier would be 1.16, which would be multiplied against his or her original bonus potential of 50%. The new potential bonus for the individual would be 58% (as reflected in the 5th row down in the Grade 14 column). The Compensation Committee would then apply that percentage against his/her salary (58% multiplied by $300,000) and arrive at a total potential bonus of $174,000. The

Compensation Committee would then break that number down to its component parts. Since the Senior Vice President, Stores’ individual component percentages (as found in the Incentive Cash Compensation, Components of Total Award Percentage paragraph above) are 70% Target Earnings and 30% MBO(s), $121,800 (or 70% of $174,000) would be the available bonus if the company met its Target Earnings and $52,200 (or 30% of $174,000) would be the available bonus if he/she achieved his/her MBO(s). The Compensation Committee would then review actual year-end results and performance. Given the hypothetical described above, this individual would be eligible for a bonus, having received a “meets” or better in year-end performance review and being employed at the time year-end bonuses were paid, and would be paid for the Target Earnings portion but not for her MBO portion, thus receiving a $121,800 bonus.

Stock Options

We believe that employee equity ownership provides executive officers with significant additional motivation to maximize value for our shareholders. Because stock options are granted with an exercise price equal to the prevailing market price as of the grant date, stock options will only have value if our stock price increases over the exercise price. Thus, the executive is further incentivized from the time of the grant to enhance sales, gross margin, productivity, control expenses and to otherwise contribute to conditions which will lead to increasing the stock price, which will in turn increase his or her stock option value. Due to the direct benefit executive officers receive through improved stock performance, we believe that stock options are a critical component to our compensation philosophy from the perspective of both our executive officers and our shareholders as they serve to align the interests of the two.

Again Stock Options (and Restricted Stock Units, as described below) are generally used to bring an executive’s Total Direct Compensation up to approximately the median level Total Direct Compensation for his or her comparable position found in our Benchmark Companies. Thus, we believe Stock Options (and Restricted Stock Units) are critical components in our Compensation Philosophy as they provide additional means to both recruit quality candidates and retain our quality executives.

Accordingly, the Compensation Committee established an Option Grant Plan, which is implemented under our 1997 Stock Plan, as amended, pursuant to which the Compensation Committee grants options, whether based on time elapsing (“Time Based Options”) or performance achieved (“Performance Based Options”, as further discussed below), to our employees and executive officers.

Generally, the decisions whether to grant stock options, whether they will be Time Based Options or Performance Based Options and what will be the size of such grant, are determined in light of the relative responsibilities of the executive officer, his or her historical and/or expected contributions to the company as well as recruitment and retention considerations.

Certain newly hired executive officers receive relatively larger initial stock option grants in order to bring them up to competitive levels of annual compensation and to replace options forfeited as a result of joining the Company.

Annual grants may be awarded after the initial stock option grant in order to continue to tie an individual’s compensation to our financial performance and to shareholder value as well as address retention considerations. The Compensation Committee considers the relative size and value of the initial stock option grant to an executive officer when determining the appropriate size of the executive’s subsequent annual grant(s), if any.

An annual option grant will be made by the Compensation Committee, if at all, at its meeting scheduled in the third month of the first fiscal quarter of each fiscal year. All other option grants for which a request has been submitted for approval by our human resources department, such as grants made in connection with new hires, employee promotions and superior employee performance, would need to be approved by unanimous written consent by the Compensation Committee effective on the later of (a) the 15th (or, if occurring on a weekend or holiday, the next business day thereafter) of the month following the month in which the grant request was submitted or (b) the date the last approval from the Compensation Committee is received. However, in months in which we have an earnings release scheduled on or after the date on which such grants would otherwise become effective, the effective date of the grants approved by the Compensation Committee will be two business days following the earnings release.

Our Time Based Options vest over a four year period, and in yearly increments, at the rate of 20% after each of the first and second anniversaries of grant and 30% after each of the third and fourth anniversaries, of course the vesting of each incremental portion is dependent upon the employee being employed continuously through the particular vest date.

Performance Based Options awarded under the plan may be “awarded” at any time and are tied to either the individual’s or business specific performance targets, as determined by the Compensation Committee. However, Performance Based Options would then be formally “granted” only upon the Compensation Committee’s determination of successful achievement of the applicable targets assigned. Upon awarding the Performance Based Options, the Compensation Committee would decide, at its discretion, whether the strike price would be set as the fair market value of our stock price as of the day of award or the day of the grant. In cases where the Compensation Committee chooses to use the date of the original award for the strike price, it will have determined it beneficial to the company (in order to provide it with better retention value or increasing the chances for realization of the performance target) that they provide the executive with the added incentive of realizing the value of any increase in share price during the performance period. In most of these cases, the achieved performance target would have contributed at least in some manner to increasing the share price, thus further justifying providing the executive with such benefit. In either case, the Performance Based Option may be granted and vest immediately upon determination of successful achievement of the established target or may be granted and have an additional time vesting feature, again, all as prospectively determined at the time of the award by the Compensation Committee.

Restricted Stock Units

In addition to having the characteristics similar to those associated with Stock Options, including aligning with shareholder interest, flexibility in crafting an executive’s Total Direct Compensation and recruitment and retention value, we believe that awards or grants of restricted stock units are appropriate when an executive or other officer has demonstrated a high level of performance. Therefore, the Compensation Committee has adopted a Restricted Stock Incentive Plan which is also implemented under our 1997 Stock Plan, as amended, pursuant to which the Compensation Committee may award or grant employees and executive officers restricted stock units (“RSUs”).

The determination of appropriateness and size of a restricted stock unit (RSU) award for an individual is based on that particular individual’s responsibilities and expected contribution as well as the Compensation Committee’s belief, and based on the recommendation of management where appropriate, that an RSU award is the best motivator for that particular individual.

A particular RSU award, at Compensation Committee discretion, is awarded either where granting is subject to time elapsing (“Time Based RSUs”) or where granting is contingent upon certain performance goals being met (“Performance Based RSUs”). In either case, an additional time vesting feature may be added.

Performance Based RSUs awarded under this plan may be “awarded” at any time (but usually upon the hiring of the individual or during the first quarter of the applicable fiscal year) and are tied to either the individual’s or business specific performance targets, as determined by the Compensation Committee. However, these Performance Based RSUs would then be formally “granted” only upon the Compensation Committee’s determination of successful achievement of the applicable targets assigned. Again, upon such determination, the performance RSUs may have an additional time vesting feature, all as prospectively determined at the time of the award by the Compensation Committee.

Whether the particular awarded RSUs are Performance Based RSUs or Time Based RSUs, once they are actually granted (upon the successful achievement of the performance goal and/or completion of time period), they will then typically vest over a two year period, in equal annual installments on the first two anniversaries of the grant date.

Regarding Time Based RSUs, the timing of recommendation, request and Compensation Committee approval is identical to that which applies to stock options. See above, Compensation Components, Stock Options. Regarding Performance Based RSUs, the timing of recommendation, request and Committee approval is similar, except that the Committee will also meet after performance is due to determine if actual performance met the assigned goal(s) and whether to approve or deny the granting of such RSUs accordingly.

Deviation

Any deviation from implementing any of the policies or procedures described above in fiscal 2010 must be approved by the Compensation Committee.

2010 Compensation of Named Executive Officers

Total Compensation for the named executive officers payable in fiscal 2010 was established per the policies described above and is specifically described in the paragraphs that follow and in the SUMMARY COMPENSATION TABLE below.

Base Salary

In fiscal 2010, the base salary for each executive was carefully evaluated and determined after analyzing the results of the survey commissioned by the Compensation Committee, the reports and performance reviews provided by the Chief Executive Officer, company performance results and the other considerations described above. During its meeting at the commencement of fiscal year 2010, the Compensation Committee decided to maintain 2009 base yearly salary levels for all named executive officers in fiscal 2010, which included: Mr. Mashouf - $368,000; Mr. Parks - $450,000; Ms. Wambach - $441,000; Ms. Lee - $450,000; Ms. Powers - $350,000 and Mr. Smith - $250,000.

Actual fiscal 2010 base salary details are shown in the SUMMARY COMPENSATION TABLE below.

Incentive Cash Compensation

Our executives’ bonus goals and targets for fiscal 2010, which would have been the subject of any bonus actually paid out during fiscal 2011, were established by the Compensation Committee in accordance with the bonus plan described above. Upon reviewing executive performance for the fiscal year 2010, the Compensation Committee determined that the Company Minimum Target and one or more of each of the named executive officers’ individual MBOs were not achieved in fiscal 2010, so the Compensation Committee awarded no earned bonus to this group relative to fiscal 2010 performance, with the exception of Ms. Lee who was paid $135,000 as the guaranteed portion of her bonus per the terms of her employment agreement, all of which is reflected in the SUMMARY COMPENSATION TABLE below.

Stock Options

During fiscal 2010, after considering the factors described above in Compensation Components, Stock Options, the Compensation Committee decided not to award any of the named executive officers with any stock options, except with respect to a grant of options to Ms. Lee in connection with her commencement of employment with the Company which are shown in the GRANT OF PLAN-BASED AWARDS, below.

Restricted Stock Units

After completing Fiscal 2009 year end performance reviews for the named executive officers, and for the reasons described in the previous two paragraphs, the Compensation Committee decided not to award any restricted stock, except with respect to a grant of Restricted Stock Units to Ms. Lee in connection with her commencement of employment with the Company which are shown in the GRANT OF PLAN-BASED AWARDS, below.

Benefits and Perquisites

In fiscal 2010, we offered additional benefits designed to be competitive with overall market practices, and to attract and retain the talent needed in the Company. Our named executive officers were eligible to participate in our general benefit programs. The programs include a Section 401(k) plan (with Company matching contributions), an employee stock purchase plan, health care coverage, a specified medical cost reimbursement plan, life insurance, disability pay, paid time-off and paid holidays. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan.

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SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal years ended July 3, 2010, July 4, 2009, and July 5, 2008 concerning the compensation of our principal executive officer, principal financial officer and three other most highly compensated executive officers as of the end of fiscal year 2010, whose total compensation for the year ended July 3, 2010 exceeded $100,000 for services in all capacities to bebe and our subsidiaries (the “Named Executive Officers”). Again, for purposes of this proxy, compensation figures regarding Ms. Wambach will also be included even though she was no longer employed by us at the end of the fiscal year 2010.

							Nonqualified
					Option	Non-Equity	Deferred
Name and		Salary	Bonus	Stock Awards	Awards	Incentive Plan	Compensation	All Other	Total
Principal Position	Year	(1)	(2)	(3)	(4)	Compensation	Earnings	Compensation	(5)

Manny Mashouf,	2010	368,000	0	0	0	0	0	0	368,000
Chairman and Chief	2009	368,000	0	0	0	0	0	0	368,000
Executive Officer	2008	291,692	0	0	0	0	0	0	291,692

Walter Parks	2010	450,000	0	0	216,159	0	0	0	666,159
Chief Operating Officer	2009	418,800	0	0	461,541	0	0	1,682(6)	882,023
and Chief Financial	2008	386,000	0	0	997,238	0	0	2,241(6)	1,385,479
Officer

Barbara Wambach	2010	416,000	0	0	170,520	0	0	0	586,520
Chief	2009	408,808	0	0	136,057	0	0	2,057(6)	546,922
Administrative	2008	387,000	0	0	979,541	0	0	3,100(6)	1,369,641
Officer

Kathleen Lee	2010	450,000	135,000(7)	99,123	194,097	0	0	0	878,220
Chief Merchandising	2009	0	0	0	0	0	0	323,142(8)	323,142
Officer	2008	-	-	-	-	-	-	-	-

Susan Powers,	2010	350,000	0	0	30,215	0	0	0	380,215
Senior Vice	2009	350,000	0	0	40,615	0	0	357(6)	390,972
President, Stores	2008	350,000	0	26,259	10,746	0	0	291,000(9)	678,005

Lawrence Smith,	2010	250,000	0	0	102,859	0	0	0	352,859
Senior Vice	2009	250,000	22,350	0	136,691	0	0	3,075(6)	412,116
President, General	2008	249,000	21,800	0	271,309	0	0	1,020(6)	543,129
Counsel

(1) All cash compensation received by each Named Executive Officer in fiscal 2010 is found in either the Salary or Non-Equity Incentive Plan Compensation column of this table. The figure shown in the Salary column of this table reflects the amount actually received by the Named Executive Officer, not such officer’s annual rate of pay for the fiscal year; reasons annual rates of pay may/would be higher than amounts shown in this table would include, but not be limited to, where the executive started or ended employment during the fiscal year, where his/her particular salary increase went into effect during the fiscal year or if the executive elected to take time off without pay.

(2) Amounts listed, if any, were earned during fiscal year 2010 and paid in fiscal year 2011.

(3) Amounts shown are the grant date fair value of stock award granted by the Company in fiscal 2010, 2009 and 2008. Assumptions used to calculate the value of the stock options are set forth under footnote 12 in our most recent 10-K filing for fiscal year ended July 3, 2010.

(4) Amounts shown are the grant date fair value of options granted by the Company in fiscal 2010, 2009 and 2008. Assumptions used to calculate the value of the stock options are set forth under footnote 12 in our most recent 10-K filing for fiscal year ended July 3, 2010. As explained above in 2010 Compensation of Named Executive Officers, Stock Options, Ms. Lee was the only named executive officer granted options during fiscal 2010 (in accordance with her employment agreement). Accordingly, with the exception of her 2010 entry, the values assigned to fiscal 2010 represent the expense associated only with options granted prior to fiscal 2010. Ms. Lee’s 2010 entry includes the expense of not only those options granted prior to 2010, but those granted in 2010 as well.

(5) Total dollar value of all compensation.

(6) Matching 401(k) contributions made by us.

(7) Per the terms of her employment agreement, and related to fiscal 2010, the Company paid Ms. Lee $135,000 representing a 30% “guaranteed” portion of her base salary. Ms. Lee was not paid any additional portion of her potential bonus.

(8) Ms. Lee joined us on June 24, 2009 (1 week prior to 2009 fiscal year-end) and was paid in fiscal 2009 a sign-on bonus in the amount of $323,142.

(9) Represents relocation expenses paid by us.

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GRANTS OF PLAN-BASED AWARDS

The following table provides the specified information concerning grants of non-equity and equity based awards made during the fiscal year ended July 3, 2010, to the Named Executive Officers.

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	of Stock
	Grant	Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option	and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (1)

Manny Mashouf		184,000	368,000	736,000	-	-	-	-	-	-

Walter Parks		135,000	270,000	540,000	-	-	-	-	-	-

Barbara Wambach		132,300	264,600	529,200	-	-	-	-	-	-

Kathleen Lee	06/24/10	90,000	180,000	360,000	-	-	-	19,025	200,000	0.0	123,092
	08/03/09								20,000	7.60	579,340
	08/25/09									7.67	58,468

Susan Powers		87,500	175,000	350,000	-	-	-	-	-	-

Lawrence Smith		62,500	125,000	250,000	-	-	-	-	-	-

(1) These amounts reflect the value for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards (such as by exercising the stock option). The value of a stock option award is based on the fair value as of the grant date of such award. For additional information on the valuation assumptions underlying the grant date fair value of these awards, see footnote 12 in our most recent 10-K for the fiscal year ended July 3, 2010.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
(1) (2)

	Option Awards					Stock Awards
								Equity
								Incentive	Equity
							Market	Plan	Incentive
							Value	Awards:	Plan
			Equity				of	Number	Awards:
			Incentive				Shares	of	Market or
			Plan				or	Unearned	Payout
			Awards:				Units	Shares,	Value of
	Number of	Number of	Number of			Number of	of	Units or	Unearned
	Securities	Securities	Securities			Shares or	Stock	Other	Shares,
	Underlying	Underlying	Underlying			Unites of	That	Rights	Units or
	Unexercised	Unexercised	Unexercised			Stock That	Have	That	Other
	Options	Options (#)	Unearned	Option	Option	Have Not	Not	Have Not	Rights That
	(#)	Unexercisable	Options	Exercise	Expiration	Vested	Vested	Vested	Have Not
Name	Exercisable	(1)	(#)	Price	Date	(#)	(#)	(#)	Vested (#)
Manny Mashouf (3)	-	-	-	-	-	-	-	-	-

Walter Parks (4)	152,036	-	-	7.63	12/17/13	-	-	-	-

(5)	10,000	40,000	-	10.01	09/07/18	-	-	-	-

(6)	50,000			6.11	12/14/18	-	-	-	-

(7)		133,348		7.64	09/28/16	-	-	-	-

Barbara Wambach (8)	733,323	-	-	8.63	02/16/14	-	-	-	-

(9)	10,000	40,000		10.01	09/07/18

Kathleen Lee (10)	-	200,000	-	7.60	08/02/19	-	-	-	-

(11)	-	20,000	-	7.67	08/24/19	-	-	-	-

(12)	-	-	-	-	-	18,996	$121,174	-	-

(13)	-	-	-	-	-	19,025	$123,092	-	-

Susan Powers(5)	3,000	12,000	-	10.01	09/07/18	-	-	-	-

(7)	-	13,587	-	7.64	09/28/16	-	-	-	-

Lawrence Smith(5)	6,000	24,000	-	10.01	09/07/18	-	-

(7)	-	59,392	-	7.64	09/28/16	-	-	-	-

(1)	Options granted during fiscal 2006 and later vest over four years, with 20% of the award vesting on each of the first and second anniversaries of the date of grant and 30% of the award vesting on each of the third and fourth anniversaries of the date of grant; options granted prior to fiscal 2006 vest over four years, with 20% of the award vesting upon the first anniversary of the grant date and the balance of the award vesting monthly thereafter at a rate of 20% during the second year from grant date, and 30% during each of the third and fourth years from grant date.

(2)	The number of shares indicated in this chart (as well as in SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT) account for, as the participants elected to participate, the option exchange program the Company announced during fiscal 2009, processed during the first fiscal quarter of 2010 and as is further described as follows. The Company filed a Tender Offer Statement on Schedule TO with the SEC pursuant to which the Company extended an offer to employees and non-employee directors to exchange up to an aggregate of 2,058,475 options to purchase shares of our common stock, whether vested or unvested. Options with an exercise price greater than $10.74 per share and an expiration date after September 29, 2009 were eligible to be tendered pursuant to the offer. The closing market price on September 29, 2009 was $7.64. In accordance with the Tender Offer (the “TO”), the number of new options issued was based on exchange ratios as set forth in the table below:

		Shares Subject to
	Shares Subject to Option	Replacement Option to
Exercise Price Range	Surrendered	be Granted

$10.75 - $14.99	1.14	1
$15.00 - $19.99	1.84	1
$20.00 and above	2.06	1

A total of 1,710,735 options were tendered and cancelled, and a total of 1,126,267 replacement options were granted on September 29, 2009 with an exercise price of $7.64 per share. Replacement options granted in exchange for fully or partially unvested surrendered options at the time they were surrendered for cancellation will vest as follows: (A) vested shares subject to eligible options and unvested shares subject to eligible options scheduled to vest prior to the one-year anniversary of the replacement grant date shall vest on the one-year anniversary of the replacement grant date and (B) unvested shares subject to eligible options scheduled to vest after the one-year anniversary of the replacement grant date shall vest according to the original vest dates of the eligible option. The TO was subject to modification accounting pursuant to FASB ASC 718-20-35-3 whereby the total compensation cost measured at the date of modification was the incremental cost resulting from the modification. The incremental cost resulting from the modification is measured as the excess of the fair value of the modified award over the fair value of the original award immediately before its terms are modified. The incremental fair value of $0.3 million for the new awards was computed using an expected life of 4.07 years, a risk-free interest rate of 1.94% and a volatility of 54%. The incremental fair value of the unvested awards is being amortized over the remaining service period.

(3)	Mr. Mashouf, as founder and a holder of a majority of the company’s outstanding shares, has never been granted options.

(4)	Grant date was December 8, 2003 (Mr. Parks’ initial stock option grant).

(5)	Grant date was September 8, 2008.

(6)	Grant date was December 15, 2008.

(7)	Grant date was September 29, 2009 (date of acceptance of bebe’s Offer to Exchange - see description of the material terms of the offer described above).

(8)	Grant date was February 17, 2004. Following her resignation, Ms. Wambach’s remaining unexercised outstanding equity was cancelled on or about September 2, 2010.

(9)	Grant date was September 8, 2008. Following her resignation, Ms. Wambach’s remaining unexercised outstanding equity was cancelled on or about September 2, 2010.

(10)	Grant date was August 3, 2009 (Ms. Lee’s initial stock option grant).

(11)	Grant date was August 25, 2009

(12)	Grant date was June 24, 2009 (Ms. Lee’s initial restricted stock award).

(13)	Grant date was June 24, 2010.

OPTION EXERCISES AND STOCK VESTED

(During Fiscal 2010)

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)(1)	(#)	(#)(2)

Manny Mashouf	-	-	-	-

Walter Parks	-	-	-	-

Barbara Wambach	-	-	-	-

Kathleen Lee	-	-	-	-

Susan Powers	-	-	-	-

Lawrence Smith	-	-	-	-

(1)	Any value which would have been listed would have been the difference between the option exercise price and the market price of the underlying shares at exercise, multiplied by the number of shares acquired upon exercise; however no options were exercised during fiscal 2010.

(2)	Any value which would have been listed would have been the closing stock price as listed on the NASDAQ stock exchange on the day of vesting multiplied by the number of shares vested; however, no stock awards vested in fiscal 2010.

Employment Contracts, Severance and Change in Control Arrangements

Except for an Offer Letter which sets forth the basic terms concerning an executive’s at-will employment relationship, we do not have any employment agreements with any of our named executive officers.

In the event of a Change in Control (as defined in the 1997 Plan), the vesting of restricted stock awards will be accelerated in full unless our right to reacquire the shares upon the participant’s termination of service is assigned to the entity employing the participant immediately after the Change in Control or to its parent or a subsidiary. Options and restricted stock units will become vested in full upon a Change in Control if they are not continued, assumed or replaced by the surviving company or its parent. Additionally, we engaged one severance and change in control agreement with the following named executive officer as further described as follows:

Offer Letter - Kathleen Lee (see bebe’s Form 8-K Filing with the SEC dated June 25, 2009)

Ms. Lee’s offer letter agreement dated June 24, 2009 provides for severance benefits in certain circumstances. If her employment is terminated other than for cause, disability or death, she is entitled to receive (i) continued payment of her base salary through the remainder of her three year employment term, payable in accordance with our normal pay schedule, (ii) the guaranteed portion of her bonus (to the extent unpaid) for the original three year employment term, payable each fiscal year when our annual bonuses are paid, and (iii) full vesting of time-based restricted stock units granted in year of termination.

In addition, if following a change in majority ownership of the Company in which Mr. Mashouf is no longer employed or affiliated with us, and Ms. Lee’s employment is terminated as a result, she is entitled to receive, in a lump payment, the base salary for the remaining employment term as well as the unpaid guaranteed portion of her bonus for the original three year employment term. In addition, she will receive full vesting of time-based restricted stock units granted in year of termination, as well as a new fully vested restricted stock unit grant with respect to shares that have a gross value of either $125,000 or $250,000, depending on whether one or two years remain in the original employment term (with the number of shares to be determined based on the value of our stock on her termination date and use of the Black Scholes method of valuation).

The following table sets forth the amount of potential payments to Ms. Lee (as described above) based on an assumed termination date of July 3, 2010:

	Severance (Not Related to a Change
	of Control)	Severance - Change of Control
Salary	$900,000(1)	$900,000(2)

Bonus	$405,000(1)	$405,000(2)

Equity Acceleration (RSUs)	$120,428(3)	$120,428(3)

Additional RSUs	$0	$125,000(4)

Total	$1,415,000	$1550,428

(1)	Per Company’s normal pay schedule.

(2)	Lump sum payment.

(3)	Based on number of TBRSUs granted during the year of employment in which employee is assumed terminated multiplied by the closing share price value on July 3, 2010.

(4)	Value of one-year’s worth of TBRSUs remaining to be granted during the original employment term.

Section 162(m) of the Internal Revenue Code

We have considered the provisions of Section 162(m) of the Internal Revenue Code of 1986, and related Treasury Department regulations, which restrict deductibility of executive compensation paid to the certain Named Executive Officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our shareholder-approved 1997 Stock Plan, as amended, would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are outside directors within the meaning of Section 162(m) and have an exercise price no less than the fair market value of the underlying shares on the date of grant. We expect that the Compensation Committee will continue to be comprised of outside directors, and that to the extent such committee is not so constituted for any period of time, the options granted during such period will not be likely to result in compensation exceeding $1,000,000 in any year. The Compensation Committee does not believe in general that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility is necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility under Section 162(m). The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

Our Compensation and Management Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation and Management Development Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, our Annual Report on Form 10-K for the year ended July 3, 2010.

Barbara Bass, Chair
Cynthia Cohen
Corrado Federico

The foregoing Report of our Compensation and Management Development Committee does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by us with the SEC, except to the extent specifically incorporated by reference.

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PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending July 2, 2011. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires and to respond to appropriate questions.

Vote Required and Board of Directors’ Recommendation

Shareholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors, however, is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the board of directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the board of directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The affirmative vote of a majority of votes cast at the Annual Meeting of Shareholders, at which a quorum is present, is required for approval of this proposal. If no vote is indicated, this will count as a vote for the proposal. Abstentions and broker non-votes will not affect the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 2, 2011.

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to us for the fiscal years ended July 3, 2010 and July 4, 2009 by our principal accounting firm, Deloitte & Touche LLP:

	2009	2010

Audit Fees(1)	$887,395	$925,000
Tax Fees	-	-
All other Fees	-	-

Total	$887,395	$925,000

(1)	Audit Fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports, services related to internal controls and services that are normally provided in connection with statutory and regulatory filings and engagements.

Unforeseen exceptions excluded, the Audit Committee approves annually the services to be provided by Deloitte & Touche LLP during the year before the year the services are provided. With minor and immaterial exceptions, all of the services provided in fiscal 2010 were approved in advance by the Audit Committee. Any services Deloitte & Touche performed in addition to those pre-approved were discussed and approved both at the time of service and after the end of the fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of September 1, 2010, with respect to the beneficial ownership of our common stock by (i) all persons known by us to be the beneficial owners of more than 5% of our outstanding common stock, (ii) each of our directors and director-nominees, (iii) each of our executive officers named in the Summary Compensation Table in this Proxy Statement and (iv) all of our executive officers and directors as a group:

	Shares Owned(1)
Name and Address of	Number	Percentage of
Beneficial Owners(2)	of Shares	Class%

Manny Mashouf(3)	45,923,539	53%
Barbara Bass(4)	186,453	*
Cynthia Cohen(5)	145,506	*
Corrado Federico(6)	178,016	*
Caden Wang(7)	135,804	*
Walter Parks	292,227	*
Kathleen Fong-Lee	62,996	*
Susan Powers	15,512	*
Lawrence Smith	71,391	*
All directors, director nominees and executive officers as a group (9 persons)(8)(9)(10)	47,011,444	55%

*	Less than 1%

(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 86,150,881 shares outstanding as of September 1, 2010. We determine beneficial ownership in accordance with the rules of the SEC and a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of outstanding options. Shares of common stock subject to options granted under bebe’s 1997 Plan, as amended, that are currently exercisable or exercisable within 60 days of September 1, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of such person, but are not deemed to be outstanding or to be beneficially owned for the purpose of computing the percentage of ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Unless otherwise noted, the address of each beneficial owner is c/o bebe stores, inc., 400 Valley Drive, Brisbane, California 94005.

(3)	Includes 357,750 shares held in trusts for the benefit of Mr. Mashouf’s children, as to which Mr. Mashouf disclaims beneficial ownership. Includes 421,613 shares held by the Manny Mashouf Charitable Remainder Trust of which Mr. Mashouf is trustee, and 45,144,176 shares owned by the Manny Mashouf Family Trust. Manny Mashouf is the trustee of the Mashouf Family Trust. Mr. Mashouf has pledged 25 and 4 million shares, respectively, to certain lending institutions to support personal loans. If some or all of these shares were foreclosed upon following a default under these loans, this could result in Mr. Mashouf no longer owning a majority of our shares.

(4)	Includes 51,555 shares subject to options exercisable within 60 days of September 1, 2010, 3,902 shares subject to restricted stock units as to which the restriction lapses on November 4, 2010, and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Bass’s service as a director.

(5)	Includes 51,555 shares subject to options exercisable within 60 days of September 1, 2010, 3,902 shares subject to restricted stock units as to which the restriction lapses on November 4 , 2010, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Ms. Cohen’s service as a director.

(6)	Includes 51,555 shares subject to options exercisable within 60 days of September 1, 2010, 3,902 shares subject to restricted stock units as to which the restriction lapses on November 4, 2010, and 12,027 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Federico’s service as a director.

(7)	Includes 51,555 shares subject to options exercisable within 60 days of September 1, 2010, 3,902 shares subject to restricted stock units as to which the restriction lapses on November 4, 2010, and 4,830 shares subject to restricted stock units as to which the restriction lapses upon termination of Mr. Wang’s service as a director.

(8)	This chart does not reference options Ms. Wambach previously held as all her remaining options were cancelled, as a matter of course, on or about September 2, 2010.

(9)	Includes an aggregate of 221,828 shares subject to options exercisable within 60 days of September 1, 2010 held by the directors and executive officers, an aggregate of 15,608 shares subject to restricted stock units held by Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as to which the restriction lapses on November 4, 2010, and an aggregate of 33,714 shares subject to restricted stock units as to which the restriction lapses upon termination of the services of Ms. Bass, Ms. Cohen, Mr. Wang and Mr. Federico as directors as discussed in the footnotes above.

(10)	The number of shares accounts for, options exchanged in the Company’s option exchange program announced during fiscal 2009 (see footnote 2 in OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of bebe’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the forms received by us or written representations from certain Reporting Persons, we believe that all Reporting Persons complied with all applicable reporting requirements during the fiscal year ended July 3, 2010.

Equity Compensation Plan Information

The following table provides information as of July 3, 2010 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	Number of
	Securities to be
	Issued Upon	Weighted-Average	Number of
	Exercise of	Exercise Price of	Securities
	Outstanding	Outstanding	Remaining
	Options, Warrants	Options, Warrants	Available for
	and Rights	and Rights	Future Issuance
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	4,436,108	$8.35	4,644,346

Equity compensation plans not approved by stockholders	0	0	0

Total	4,436,108	$8.35	4,644,346

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the quality of our financial statements and our financial reporting on behalf of the board of directors. Management has the primary responsibility for the financial statements, maintaining appropriate accounting and financial reporting principles and policies and the reporting process, including internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations and providing a report on management’s assessment of our internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accountant, is responsible for performing an independent audit of our consolidated financial statements, expressing an opinion as to the conformity of our audited financial statements with accounting principles generally accepted in the United States, and providing an attestation report on the effectiveness of our internal control over financial reporting.

The Audit Committee consists of three directors each of whom, in the judgment of the board, is an independent director for purposes of the Nasdaq Listing Rules as they apply to audit committee members.

The Audit Committee has discussed and reviewed with Deloitte & Touche, LLP all matters required by the applicable regulations prescribed by the Public Company Accounting Oversight Board and Securities and Exchange Commission. The Audit Committee also received from Deloitte & Touche, LLP written disclosures and the letter, required by the applicable regulations of the Public Company Accounting Oversight Board, regarding the independent accountant’s independence. The Audit Committee has discussed the matter of independence of Deloitte & Touche LLP with that firm, including a review of both audit and non-audit fees, and satisfied itself as to the auditors’ independence.

The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements. The Audit Committee has met with Deloitte & Touche LLP, with and without management present, to discuss the overall scope of Deloitte & Touche LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 3, 2010.

Caden Wang, Chair
Corrado Federico
Cynthia Cohen

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SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the 2011 annual meeting, we must receive the proposal at our principal executive offices, addressed to the Secretary, not later than June 17, 2011. In addition, stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal in compliance with the requirements set forth in our bylaws, addressed to the Secretary at our principal executive offices, not later than June 17, 2011.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

Manny Mashouf
Chief Executive Officer
Brisbane, California
October 13, 2010

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A Proposals — The Board of Directors recommends a vote FOR all the listed nominees and FOR Proposal 2.

1.	The Board of Directors recommends a vote FOR the listed nominees:									+

		For	Withhold		For	Withhold		For	Withhold

	01 - Manny Mashouf	☐	☐	02 - Barbara Bass	☐	☐	03 - Cynthia Cohen	☐	☐

	04 - Corrado Federico	☐	☐	05 - Caden Wang	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 2, 2011.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — bebe stores, inc.

Proxy for 2010 Annual Meeting of Shareholders
Solicited by the Board of Directors
The undersigned hereby constitutes and appoints Manny Mashouf and Larry Smith, and each of them, as his or her true and lawful agents and proxies with full power of substitution to represent the undersigned and to vote all of the shares of stock in bebe stores, inc. which the undersigned is entitled to vote at the bebe stores 2010 Annual Meeting of Shareholders to be held at the Company’s principal executive offices located at 400 Valley Drive, Brisbane, California 94005 on October 29, 2010 at 9:30 a.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in bebe’s proxy statement, receipt of which is acknowledged and (2) in their discretion upon such other matters as may properly come before the meeting.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
This proxy when properly executed will be voted in the manner directed herein. If no direction is made, such shares shall be voted FOR the Company’s nominees for election to the Board of Directors, and FOR ratification of Deloitte & Touche LLP, and as said proxies deem advisable on such other matters as may properly come before the meeting.
Even if you are planning to attend the meeting in person, you are urged to sign and mail the proxy in the return envelope so that your stock may be represented at the meeting.